CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated March 30, 2000, accompanying the financial statements included in the Annual Report of Amplidyne, Inc on Form 10K-SB for the year-ended December 31, 1999. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Amplidyne, Inc. on Forms S-3 (File No. 333-92919 effective December 16, 1999 as amended by File No. 333-11015 effective date January 3, 2000 and File No. 333-96361 effective February 8, 2000) and Form S-8 (File No. 333-92915 effective date December 16,
1999).



GRANT THORNTON LLP


Edison, New Jersey
March 30, 1999